AGREEMENT AND PLAN OF REORGANIZATION

AMONG

REEL ESTATE SERVICES INC.,

TIME LENDING SUB, INC.

AND

BOOMJ.COM, INC.

Exhibit A	-	Articles of Merger (Nevada)

Exhibit B		Principal’s Representation Letter

Exhibit C		Stock Cancellation Agreement

This Agreement and Plan of Reorganization (hereinafter the “Agreement”) is entered into effective as of this ____ day of December, 2007, by and among Reel Estate Services Inc., a Nevada corporation (hereinafter “RES”); Time Lending Sub, Inc., a newly-formed Nevada corporation (hereinafter “RES Sub”); and Linda Rutter, the owner of 1,500,000 shares of RES Common Stock and the sole Director and officer of RES (the “Principal”); and Boomj.com, Inc., a Nevada corporation (hereinafter “BOOM”).

RECITALS

WHEREAS, RES desires to acquire BOOM as a wholly-owned subsidiary and to issue shares of RES common stock $.001 par value (“RES Common Stock”) to the stockholders of BOOM upon the terms and conditions set forth herein. RES Sub is a wholly-owned subsidiary corporation of RES that shall be merged into BOOM, whereupon BOOM shall be the surviving corporation of said merger and shall become a wholly-owned subsidiary of RES (RES Sub and BOOM are sometimes collectively hereinafter referred to as the “Constituent Corporations”).

WHEREAS, the boards of directors of RES and BOOM, respectively, deem it advisable and in the best interests of such corporations and their respective stockholders that RES Sub merge with and into BOOM pursuant to this Agreement and the Nevada Articles of Merger (in the form attached hereto as Exhibit “A”) and pursuant to applicable provisions of law (such transaction hereafter referred to as the “Merger”);

WHEREAS, RES Sub has an authorized capitalization consisting of 1,000 shares of $.001 par value common stock, of which 500 shares shall be issued and outstanding and owned by RES as of the closing of the Merger;

WHEREAS, RES has an authorized capitalization consisting of 75,000,000 shares of RES Common Stock, of which, 3,150,000 shares of Common Stock are currently issued and outstanding as of the date hereof (“Total Capital Stock”);

WHEREAS, Principal will benefit from the transactions contemplated herein and Principal owns 1,500,000 shares of RES Common Stock and such stock shall be placed in escrow immediately prior to the closing of the Merger to be cancelled at future dates;

WHEREAS, the Total Capital Stock less the Principal’s RES Common Stock is equal to 1,650,000 shares of RES Common Stock and, upon the closing of the Merger, the Principal will receive a warrant to purchase 825,000 shares of RES Common Stock at a price of $0.93 per share;

WHEREAS, in exchange for $125,000 cash payment to the Principal within 5 days after the closing of the Merger, 750,000 shares of Principal’s RES Common Stock shall be cancelled upon receipt of such payment;

WHEREAS, the remaining 750,000 shares of Principal’s RES Common Stock shall be held in escrow and shall be cancelled upon payment to Principal of $125,000 on or before January 31, 2008 (the “January Payment”);

WHEREAS, if the January Payment is not received by the Principal on or before January 31, 2008, the 750,000 shares of RES Common Stock still remaining in escrow at that time shall be returned to the Principal and the Principal will receive an additional warrant to purchase 825,000 shares of RES Common Stock at a price of $0.93 per share;

WHEREAS, BOOM has an authorized capitalization consisting of 50,000,000 shares of common stock, $.001 par value (“BOOM Common Stock”), of which 17,058,448 shares shall be issued and outstanding as of the date of the closing of the Merger, and 10,000,000 shares of preferred stock, $.001 par value (“BOOM Preferred Stock”), of which, no shares shall be issued and outstanding as of the date of the closing of the Merger; and

NOW THEREFORE, for the mutual consideration set out herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Plan of Reorganization. The parties to this Agreement do hereby agree that RES Sub shall be merged with and into BOOM upon the terms and conditions set forth herein and in accordance with the provisions of the Nevada Revised Statutes. It is the intention of the parties hereto that this transaction qualify as a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and related sections thereunder.

2. Terms of Merger. In accordance with the provisions of this Agreement and the requirements of applicable law, RES Sub shall be merged with and into BOOM as of the Effective Date (the terms “Closing” and “Effective Date” are defined in Section 6 hereof). BOOM shall be the surviving corporation (hereinafter sometimes the “Surviving Corporation”) and the separate existence of RES Sub shall cease when the Merger shall become effective. Consummation of the Merger shall be upon the following terms and subject to the conditions set forth herein:

(a) Corporate Existence.

(1) Commencing with the Effective Date, the Surviving Corporation shall continue its corporate existence as a Nevada corporation and (i) it shall thereupon and thereafter possess all rights, privileges, powers, franchises and property (real, personal and mixed) of each of the Constituent Corporations; (ii) all debts due to either of the Constituent Corporations, on whatever account, all causes of action and all other things belonging to either of the Constituent Corporations shall be taken and deemed to be transferred to and shall be vested in the Surviving Corporation by virtue of the Merger without further act or deed; and (iii) all rights of creditors and all liens, if any, upon any property of any of the Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Effective Date, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation.

(2) At the Effective Date, (i) the Articles of Incorporation and the By-laws of BOOM, as existing immediately prior to the Effective Date, shall be and remain the Articles of Incorporation and By-Laws of the Surviving Corporation; (ii) the members of the Board of Directors of the Surviving Corporation holding office immediately prior to the Effective Date shall remain as the members of the Board of Directors of the Surviving Corporation (if on or after the Effective Date a vacancy exists on the Board of Directors of the Surviving Corporation, such vacancy may thereafter be filled in a manner provided by applicable law and the By-laws of the Surviving Corporation); and (iii) until the Board of Directors of the Surviving Corporation shall otherwise determine, all persons who hold offices of the Surviving Corporation at the Effective Date shall continue to hold the same offices of the Surviving Corporation.

(b) Conversion of Securities.

As of the Effective Date and without any action on the part of RES, RES Sub, BOOM or the holders of any of the securities of any of these corporations, each of the following shall occur:

(1) Each share of BOOM Common Stock issued and outstanding immediately prior to the Effective Date shall be converted into 2.02 shares of RES Common Stock. Accordingly, the 17,058,448 outstanding shares of BOOM Common Stock shall be converted into a total of 34,458,067 shares of RES Common Stock. All such shares of BOOM Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 3 hereof, certificates evidencing such number of shares of RES Common Stock, respectively, into which such shares of BOOM Common Stock were converted. The holders of such certificates previously evidencing shares of BOOM Common Stock outstanding immediately prior to the Effective Date shall cease to have any rights with respect to such shares of BOOM Common Stock except as otherwise provided herein or by law;

(2) Any shares of BOOM capital stock held in the treasury of BOOM immediately prior to the Effective Date shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto;

(3) Each share of capital stock of RES Sub issued and outstanding immediately prior to the Effective Date shall remain in existence as one share of common stock of the Surviving Corporation, which shall be owned by RES;

(4) 3,150,000 shares of RES Common Stock issued and outstanding immediately prior to the Merger will remain outstanding after the Merger with 1,500,000 of such shares to be held in escrow for future cancellation.

(c) Other Matters.

(1) Prior to the Closing RES will have only one director and vacancies will exist on the Board of Directors of RES. Prior to the Closing, the existing sole director of RES shall nominate and elect two persons designated by BOOM (the “BOOM Directors”) to fill some of the current vacancies on the Board of Directors of RES, which elections shall become effective on the Effective Date immediately following the effectiveness of the Merger. At the time that the BOOM Directors take office, the sole director of RES shall resign as a director.

(2) Upon the effectiveness of the Merger, RES shall assume and will be bound by the registration rights agreements previously entered into, or hereafter entered into, between BOOM and any of the stockholders of BOOM.

(d) Tax Treatment. The parties intend that the Merger will qualify as a reorganization (a “reorganization”) under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and agree to report the Merger consistent with that intent. Notwithstanding the foregoing, the parties agree and acknowledge that neither RES, RES Sub, BOOM nor the Principal has made any representation, warranty or covenant regarding the status of the Merger as a reorganization.

(1) Adherence with Applicable Securities Laws. RES Common Stock to be issued to Boom Stockholders shall bear the following legend on the stock certificates representing the RES Common Stock (the “Legend”):

”THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER, THE TRANSFER QUALIFIES FOR AN EXEMPTION FROM OR EXEMPTION TO THE REGISTRATION PROVISIONS THEREOF”

(e) Warrants. Upon the closing of the Merger the Principal will receive a warrant to purchase 825,000 shares of RES Common Stock at a price of $0.93 per share. The warrants will expire five years after the closing of the Merger. The holder (or holders) of the warrants will be entitled to include the shares issuable upon the exercise of the warrants in any registration statement filed by RES.

3. Delivery of Shares. On or as soon as practicable after the Effective Date, BOOM will use reasonable efforts to cause all holders of BOOM Common Stock, to surrender for cancellation the certificates representing their shares of BOOM Common Stock, against delivery of certificates representing the shares of RES Common Stock for which the BOOM shares are to be converted in the Merger. Until surrendered and exchanged as herein provided, each valid outstanding certificate which, prior to the Effective Date, represented BOOM Common Stock shall be deemed for all corporate purposes to evidence ownership of the number of shares of RES Common Stock into which the shares of BOOM Common Stock represented by such BOOM certificate shall have been so converted. If the shares issuable upon the exercise of the warrants have not been covered by an effective registration statement after one year from the closing of the Merger, then all or any part of the warrants may be exercised by means of a “cashless exercise”.

4. Representations of BOOM. BOOM hereby represents and warrants as follows, which warranties and representations shall also be true as of the Effective Date:

(a) Immediately prior to the Merger, the total number of shares of BOOM Common Stock issued and outstanding will be 17,058,448. The foregoing shares will represent all of the shares of BOOM capital stock that will be issued and outstanding as of the Effective Date.

(b) The BOOM Common Stock constitutes duly authorized, validly issued shares of capital stock of BOOM. All shares of BOOM Common Stock are fully paid and nonassessable.

(c) The BOOM audited financial statements as of and for the year ended December 31, 2006, and the unaudited financial statements for the interim period ending September 30, 2007 (hereinafter referred to as the “BOOM Financial Statements”) fairly present the financial condition of BOOM as of the dates thereof and the results of its operations for the periods covered. Other than as set forth in any schedule or Exhibit attached hereto, and except as may otherwise be set forth or referenced herein, there are no material liabilities or obligations, either fixed or contingent, not disclosed or referenced in the BOOM Financial Statements or in any exhibit thereto or notes thereto other than contracts or obligations occurring in the ordinary course of business since September 30, 2007; and no such contracts or obligations occurring in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of BOOM as reflected in the BOOM Financial Statements. BOOM has or will have at the Closing, good title to all assets shown on the BOOM Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth therein and liens and encumbrances of record. The BOOM Financial Statements have been prepared in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto).

(d) Since September 30, 2007, there have not been any material adverse changes in the financial position of BOOM except changes arising in the ordinary course of business, which changes will not materially and adversely affect the financial position of BOOM.

(e) BOOM is not a party to any material pending litigation or, to the Knowledge of its executive officers, any governmental investigation or proceeding, not reflected in the BOOM Financial Statements, and, to its Knowledge, no material litigation, claims, assessments or any governmental proceedings are threatened against BOOM. As used in this Agreement, the term “Knowledge” shall mean, (i) with respect to the Principal or any of the officers of either BOOM, RES or RES Sub, the actual knowledge of such person, the knowledge that such person would have acquired upon diligent inquiry and the knowledge that is imputed to such person by operation of applicable law; and (ii) with respect to BOOM, RES and RES Sub, the actual knowledge of each of its directors, executive officers and key employees, the knowledge that each such person would have acquired upon diligent inquiry and the knowledge that is imputed to each such person by operation of applicable law.

(f) BOOM is in good standing in its state of incorporation, and is in good standing and duly qualified to do business in each state where required to be so qualified except where the failure to so qualify would have no material negative impact on BOOM.

(g) BOOM has filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed in the ordinary course of business and has paid or made adequate provisions for all taxes or assessments which have become due as of the Effective Date.

(h) BOOM has not materially breached any material agreement to which it is a party. All BOOM material contracts, commitments and/or agreements to which BOOM is a party, including all contracts covering relationships or dealings with related parties or affiliates are available for review.

(i) BOOM has no subsidiary corporations.

(j) BOOM has made its corporate financial records, minute books, and other corporate documents and records available for review to the present management of RES.

(k) BOOM has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been or will prior to the Closing and the Effective Date be duly authorized by the Board of Directors of BOOM and by the stockholders of BOOM. The execution of this Agreement does not materially violate or breach any material agreement or contract to which BOOM is a party, and BOOM, to the extent required, has (or will have by Closing) obtained all necessary approvals or consents required by any agreement to which BOOM is a party. The execution and performance of this Agreement will not violate or conflict with any provision of the Articles of Incorporation or Bylaws of BOOM.

(l) All written information regarding BOOM which has been delivered by BOOM to RES for use in connection with the Merger, is true and accurate in all material respects.

(m) No representation or warranty by BOOM contained in this Agreement and no statement contained in any certificate, schedule or other communication furnished pursuant to or in connection with the provisions hereof contains or shall contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading. There is no current or prior event or condition of any kind or character pertaining to BOOM that may reasonably be expected to have a material adverse effect on BOOM. Except as specifically indicated elsewhere in this Agreement, all documents delivered by BOOM in connection herewith have been and will be complete originals, or exact copies thereof.

5. Representations of RES, RES Sub and the Principal. RES, RES Sub and the Principal hereby jointly and severally represent and warrant as follows, each of which representations and warranties shall continue to be true as of the Effective Date.

(a) As of the Effective Date, the shares of RES Common Stock to be issued and delivered to the BOOM Stockholders hereunder and in connection herewith will, when so issued and delivered, constitute duly authorized, validly and legally issued, fully-paid, nonassessable shares of RES capital stock, free of all liens and encumbrances, except that such shares shall bear the Legend as defined in Section 2(d) herein.

(b) RES has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) have been or will prior to the Closing and the Effective Date be duly authorized by the respective Boards of Directors of RES and RES Sub and by RES as the sole stockholder of RES Sub, and (ii) do not have to be approved or authorized by the stockholders of RES. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which RES or RES Sub is a party or to which it is otherwise subject and will not violate any judgment, decree, order, writ, law, rule, statute, or regulation applicable to RES, RES Sub or their properties. The execution and performance of this Agreement will not violate or conflict with any provision of the Articles of Incorporation or Bylaws of either RES or RES Sub.

(c) RES has delivered, or will prior to the Closing deliver to BOOM a true and complete copy of its financial statements for the fiscal years ended October 31, 2006 and 2007 and unaudited financial statements for the interim period ending July 31, 2007 (the “RES Financial Statements”). The RES Financial Statements are complete, accurate and fairly present the financial condition of RES as of the dates thereof and the results of its operations for the periods then ended. There are no material liabilities or obligations either fixed or contingent not reflected therein. The RES Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein) and fairly present the financial position of RES as of the dates thereof and the results of its operations and changes in financial position for the periods then ended. RES Sub has no financial statements because it was recently formed solely for the purpose of effectuating the Merger and it has been, is and will remain inactive except for purposes of the Merger, and it has no assets, liabilities, contracts or obligations of any kind other than as incurred in the ordinary course in connection with its incorporation in Nevada. RES has no subsidiaries or affiliates except for RES Sub, and RES Sub has no subsidiaries or affiliates.

(d) Since July 31, 2007, there have not been any material adverse changes in the financial condition of RES. At the Closing, neither RES nor RES Sub shall have any material assets and the total amount of all indebtedness and liabilities of RES and RES Sub (whether reflected on unaudited financial statements of RES for the period ended July 31, 2007 or incurred thereafter), including the costs or liabilities incurred in connection with the Merger, shall in no event exceed $ 500.00 in the aggregate.

(e) Neither RES nor RES Sub is a party to, or the subject of, any pending litigation, claims, or governmental investigation or proceeding not reflected in the RES Financial Statements, and to the Knowledge of the Principal, RES and RES Sub, there are no lawsuits, claims, assessments, investigations, or similar matters, threatened or contemplated against or affecting RES Sub, RES, or the management or properties of RES or RES Sub.

(f) RES is duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation; has the corporate power to own its property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact. RES is not required to be qualified to do business in any state other than the state of Nevada.

(g) RES has filed all federal, state, county and local income, excise, property and other tax, governmental and/or other returns, forms, filings, or reports (in the United States), which are due or required to be filed by it prior to the date hereof and have paid or made adequate provision in the RES Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns, filings or reports or pursuant to any assessments received. RES is neither delinquent nor obligated for any tax, penalty, interest, delinquency or charge and there are no tax liens or encumbrances applicable to RES.

(h) As of the date of this Agreement, RES’s authorized capital stock consists of 75,000,000 shares of RES Common Stock, $.001 par value, of which 3,150,000 shares are presently issued and outstanding and RES has no Preferred Stock authorized, issued or outstanding. At the Closing, RES shall have outstanding 3,150,000 shares of RES Common Stock and no other shares of its capital stock shall be outstanding. RES Sub’s capitalization consists solely of 1,000 authorized shares of $.001 par value common stock (“RES Sub’s Common Stock”), of which 500 shares are outstanding, all of which are owned by RES, free and clear of all liens, claims and encumbrances. All outstanding shares of capital stock of RES and RES Sub are, and shall be at Closing, validly issued, fully paid and nonassessable. There are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any of RES’s authorized but unissued capital stock or any securities or debt convertible into or exchangeable for shares of RES Common Stock or obligating RES to grant, extend or enter into such option, warrant, call, commitment, conversion privileges or preemptive or other right or agreement.

(i) Other than as may be disclosed in RES’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”), RES and RES Sub have (and at the Closing they will have) disclosed in writing to BOOM all events, conditions and facts that materially affect, or could in the future materially affect the business, financial conditions (including any liabilities, contingent or otherwise) or results of operations of either RES or RES Sub.

(j) The financial records, minute books, and other documents and records of RES and RES Sub have been made available to BOOM prior to the Closing. The records and documents of RES and RES Sub that have been delivered and/or will be delivered at the Closing to BOOM constitute all of the records and documents of RES and RES Sub that the Principal is aware of or that are in her possession or in the possession of RES or RES Sub.

(k) To its Knowledge, neither RES nor RES Sub has breached, nor is there any pending, or to the Knowledge of the Principal, any existing or threatened claim that RES or RES Sub has breached, any of the terms or conditions of any agreements, contracts, commitments or other documents to which it is a party or by which it is, or its properties are bound. The execution and performance of this Agreement will not violate any provisions of applicable law or any agreement to which RES or RES Sub is subject. Each of RES and RES Sub hereby represent and warrant that it is not a party to any material contract or commitment other than such documents that are listed as exhibits to RES’s Quarterly Report on Form 10-QSB for the period ended July 31, 2007.

(l) Other than as described in RES’s Quarterly Report on Form 10-QSB for the period ended July 31, 2007, there are no agreements, understandings or arrangements (written or oral) or existing relationships or dealings between RES and the Principal or with any related or controlling parties or affiliates of RES.

(m) RES has complied with all of the provisions relating to the issuance of shares, and for the registration thereof, under the Securities Act of 1933, as amended (the “Securities Act”), other applicable securities laws (including the securities laws of foreign jurisdiction, if applicable), and all applicable U.S. blue sky laws in connection with any and all of its stock issuances. There are no outstanding, pending or to its Knowledge threatened stop orders or other actions or investigations relating thereto involving federal and state securities laws (including the securities laws of other foreign jurisdiction, if applicable). All issued and outstanding shares of RES’s equity and other securities were offered and sold in compliance with federal and state securities laws (including the securities laws of other foreign jurisdictions, if applicable).

(n) RES was organized for the purposes of becoming a location identification service to the movie industry. RES was incorporated in Nevada to create a web-based service that lists properties across the globe that are available for rental and/or use by film and television companies as filming locations. Phase I of RES’s plan of operations has been commenced and the construction and design of the website is almost complete. RES was not formed for the purposes of engaging in a merger or acquisition with an unidentified company and is not, nor has it ever been, a “blank-check company.”

(o) All information regarding RES set forth in any document or other communication, disseminated to any former, existing or potential stockholders of RES or to the public or filed with the National Association of Securities Dealers (the “NASD”), the “SEC”, any U.S. state securities regulators or authorities, or any securities regulators or authorities of Canada, was at the time of such communication true, complete, accurate in all material respects, not misleading, and was and is in full compliance with all applicable securities laws and regulations.

(p) RES is and has been in compliance with, and RES has conducted any business previously owned or operated by it in compliance with, all U.S. applicable laws, orders, rules and regulations of all governmental bodies and agencies, including applicable securities laws and regulations and environmental laws and regulations, except where such noncompliance has and will have, in the aggregate, no material adverse effect. RES has not received notice of any noncompliance with the foregoing, nor is it aware of any claims or threatened claims in connection therewith. RES has never conducted any operations or engaged in any business transactions whatsoever other than as set forth in the reports RES has previously filed with the SEC.

(q) Without limiting the foregoing, (i) RES and any other person or entity for whose conduct RES is legally held responsible are and have been in material compliance with all applicable federal, state, regional, local laws, statutes, ordinances, judgments, rulings and regulations relating to any matters of pollution, protection of the environment, health or safety, or environmental regulation or control, and (ii) neither RES nor any other person for whose conduct RES is legally held responsible has manufactured, generated, treated, stored, handled, processed, released, transported or disposed of any hazardous substance on, under, from or at any of RES’s properties or in connection with RES’s operations.

(r) RES has filed all required documents, reports and schedules with the SEC, the NASD and any applicable state or regional securities regulators or authorities (collectively, the “RES SEC Documents”). As of their respective dates, the RES SEC Documents complied in all material respects with the requirements of the Securities Act, the NASD rules and regulations and state and regional securities laws and regulations, as the case may be, and, at the respective times they were filed, none of the RES SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of RES included in the RES SEC Documents complied as to form and substance in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the financial position of RES as of the respective dates thereof and the results of its operations and its cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

(s) Except as and to the extent specifically disclosed in this Agreement and as may be specifically disclosed or reserved against as to amount in the latest balance sheet contained in the RES Financial Statements, there is no basis for any assertion against RES of any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, including, without limitation, any liability for taxes (including e-commerce sales or other taxes), interest, penalties and other charges payable with respect thereto. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in any payment (whether severance pay, unemployment compensation or otherwise) becoming due from RES to any person or entity, including without limitation any employee, contractor, director, officer or affiliate or former employee, director, officer or affiliate of RES, (b) increase any benefits otherwise payable to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of RES, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

(t) No aspect of RES’s past or present business, operations or assets is of such a character as would restrict or otherwise hinder or impair RES from carrying on the business of RES as it is presently being conducted by RES.

(u) Except for Ms. Linda Rutter, RES currently has no employees, consultants or independent contractors. Ms. Linda Rutter is the sole director and executive officer of RES. No amounts are due or owed to any previous or current RES employee, consultant or independent contractor. There are no oral or written employment agreements, consulting agreements or other compensation agreements currently in effect between RES and any person.

(v) RES has no material contracts, commitments, arrangements, or understandings relating to its business, operations, financial condition, and prospects or otherwise. For purposes of this Section 5, “material” means payment or performance of a contract, commitment, arrangement or understanding, which is expected to involve payments, individually or in the aggregate, in excess of $500.00.

(w) There are no outstanding lease commitments that cannot be terminated without penalty upon thirty (30) days notice, or any purchase commitments.

(x) No representation or warranty by RES contained in this Agreement and no statement contained in any certificate, schedule or other communication furnished pursuant to or in connection with the provisions hereof contains or shall contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading. There is no current or prior event or condition of any kind or character pertaining to RES that may reasonably be expected to have a material adverse effect on RES or its subsidiaries. Except as specifically indicated elsewhere in this Agreement, all documents delivered by RES in connection herewith have been and will be complete originals, or exact copies thereof.

(y) Assuming all corporate consents and approvals have been obtained and assuming the appropriate filings and mailings, as may be applicable, are made by RES under the Securities Act, the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, with the SEC, and with the Secretary of State of the State of Nevada, the execution and delivery by RES of this Agreement and the closing documents and the consummation by RES of the transactions contemplated hereby do not and will not (i) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority (except for such consents, approvals, actions, filing or notices the failure of which to make or obtain will not in the aggregate have a material adverse effect); or (ii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to RES, or its business or assets. RES is not subject to, or a party to, any mortgage, lien, lease, agreement, contract, instrument, order, judgment or decree or any other material restriction of any kind or character which would prevent, hinder or impair the continued operation of the business of RES (or to the Knowledge of RES, the continued operation of the business of BOOM) after the Closing.

(z) RES Common Stock is currently quoted for trading on the OTC Bulletin Board, and RES has received no notice that the RES Common Stock is subject to being delisted therefrom. RES and the Principal are not aware of any fact or condition that would make it unlikely that RES could qualify to have its Common Stock eligible to be quoted on the OTC Electronic Bulletin Board following the Merger.

6. Closing. The Closing of the transactions contemplated herein shall take place on such date (the “Closing”) as mutually determined by the parties hereto when all conditions precedent have been met and all required documents have been delivered, which Closing shall occur on or before December 31, 2007. The “Effective Date” of the Merger shall be that date and time specified in the Articles of Merger as the date on which the Merger shall become effective.

7. Actions Prior to Closing.

(a) Prior to the Closing, BOOM on one hand, and RES and RES Sub on the other hand, shall be entitled to make such investigations of the assets, properties, business and operations of the other party, and to examine the books, records, tax returns, financial statements and other materials of the other party as such investigating party deems necessary in connection with this Agreement and the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and the parties hereto shall cooperate fully therein. Until the Closing, and if the Closing shall not occur, thereafter, each party shall keep confidential and shall not use in any manner inconsistent with the transactions contemplated by this Agreement, and shall not disclose, nor use for their own benefit, any information or documents obtained from the other party concerning the assets, properties, business and operations of such party, unless such information (i) is readily ascertainable from public or published information, (ii) is received from a third party not under any obligation to keep such information confidential, or (iii) is required to be disclosed by any law or order (in which case the disclosing party shall promptly provide notice thereof to the other party in order to enable the other party to seek a protective order or to otherwise prevent such disclosure). If this transaction is not consummated for any reason, each party shall return to the other all such confidential information, including notes and compilations thereof, promptly after the date of such termination. The representations and warranties contained in this Agreement shall not be effected or deemed waived by reason of the fact that either party hereto discovered or should have discovered any representation or warranty is or might be inaccurate in any respect.

(b) Prior to the Closing, BOOM, RES, RES Sub, and the Principal agree not to issue any statement or communications to the public or the press regarding the transactions contemplated by this Agreement without the prior written consent of the other parties. In the event that RES is required under federal securities law to either (i) file any document with the SEC that discloses this Agreement or the transactions contemplated hereby, or (ii) to make a public announcement regarding this Agreement or the transactions contemplated hereby, RES shall provide BOOM with a copy of the proposed disclosure no less than forty-eight (48) hours before such disclosure is made and shall incorporate into such disclosure any reasonable comments or changes that BOOM may request.

(c) Except as contemplated by this Agreement, there shall be no stock dividend, stock split, recapitalization, or exchange of shares with respect to or rights issued in respect of RES’s Common Stock after the date hereof and there shall be no dividends or other distributions paid on RES’s Common Stock after the date hereof, in each case through and including the Effective Date. RES and RES Sub shall conduct no business, prior to the Closing, other than in the ordinary course of business or as may be necessary in order to consummate the transactions contemplated hereby.

(d) Prior to the Closing, 1,500,000 shares of the currently issued and outstanding shares of RES Common Stock currently owned by the Principal shall be placed in escrow to be cancelled at a future date. In order to effect the foregoing cancellation the Principal hereby agrees to place her 1,500,000 shares of RES Common Stock in escrow and upon payment to the Principal of $125,000 within 5 days after the closing of the Merger, 750,000 of those shares held in escrow shall be given to RES for cancellation, and Principal hereby agrees that RES may cancel those shares. The remaining 750,000 shares of Principal’s RES Common Stock held in escrow and shall be given to RES for cancellation upon payment to Principal of $125,000 on or before January 31, 2008. In the event that the January payment is not received by the Principal on or before January 31, 2008, the 750,000 shares of RES Common Stock still remaining in escrow at that time shall be returned to the Principal and the Principal will receive an additional warrant to purchase 825,000 shares of RES Common Stock at a price of $0.93 per share. The additional warrants will expire on January 31, 2013. The holder (or holders) of the warrants will be entitled to include the shares issuable upon the exercise of the warrants in any registration statement filed by RES. If the shares issuable upon the exercise of the warrants have not been covered by an effective registration statement after one year from the closing of the Merger, then all or any part of the warrants may be exercised by means of a “cashless exercise”.

(e) RES shall timely file a Current Report on Form 8-K in connection with the execution of this Agreement.

8. Conditions Precedent to the Obligations of BOOM. All obligations of BOOM under this Agreement are subject to the fulfillment, prior to or as of the Closing and/or the Effective Date, as indicated below, of each of the following conditions:

(a) The representations and warranties by or on behalf of RES, RES Sub and the Principal contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection herewith shall be true at and as of the Closing and Effective Date as though such representations and warranties were made at and as of such time.

(b) RES and RES Sub shall have performed and complied with all covenants, agreements, and conditions set forth or otherwise contemplated in, and shall have executed and delivered all documents required by, this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing.

(c) On or before the Closing, the directors of RES and RES Sub, and RES as sole stockholder of RES Sub, shall have approved in accordance with applicable state corporation law the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

(d) On or before the Closing Date, RES and RES Sub shall have delivered certified copies of resolutions of the sole stockholder and director of RES Sub and of the director of RES approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable RES and RES Sub to comply with the terms of this Agreement, including the election of BOOM’s nominees to the Board of Directors of RES and all matters outlined or contemplated herein.

(e) The Merger shall be permitted by applicable state law and otherwise and RES shall have sufficient shares of its capital stock authorized to complete the Merger and the transactions contemplated hereby.

(f) At Closing, the sole director and officer of RES shall have resigned in writing from her positions as director and officer of RES effective upon the election and appointment of the BOOM nominees, and the sole director of RES shall take such action as may be necessary or desirable regarding such election and appointment of BOOM nominees subject to the provisions of Section 2(c)(1) herein.

(g) At the Closing, all instruments and documents delivered by RES or RES Sub to BOOM or to BOOM Stockholders pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for BOOM.

(h) The capitalization of RES and RES Sub shall be the same as described in Section 5(h).

(i) The shares of restricted RES capital stock to be issued to BOOM Stockholders at Closing will be validly issued, nonassessable and fully paid under Nevada corporation law and will be issued in a nonpublic offering in compliance with all federal, state and applicable securities laws.

(j) BOOM shall have received the advice of its tax advisor, to the extent it deems necessary, that this transaction is a tax free reorganization as to BOOM and all of the BOOM Stockholders.

(k) BOOM shall have received all necessary and required approvals and consents from required parties and from its stockholders.

(l) Each officer and director of RES shall have signed a Representation Letter, the form of which is attached hereto as Exhibit “B”.

(m) The Principal shall have signed a Stock Cancellation Agreement in the form attached hereto as Exhibit “C” and 1,500,000 shares of RES Common Stock shall have been placed in escrow to be cancelled at future dates.

(n) The Form 10-QSB of RES for its period ended September 30, 2007 shall have been filed with the SEC.

(o) BOOM shall have completed its due diligence review and investigation of the financial statements of RES for the fiscal year ended October 31, 2007, and such review and investigation shall be satisfactory to BOOM in its sole discretion.

9. Conditions Precedent to the Obligations of RES and RES Sub. All obligations of RES and RES Sub under this Agreement are subject to the fulfillment, prior to or at the Closing and/or the Effective Date, of each of the following conditions:

(a) The representations and warranties by BOOM contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true at and as of the Closing and the Effective Date as though such representations and warranties were made at and as of such times.

(b) BOOM shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing;

(c) At the Closing, all instruments and documents delivered by BOOM, to RES and/or RES Sub pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for RES and RES Sub.

10. Survival and Indemnification. All representations, warranties, covenants and agreements contained in this Agreement, or in any schedule, certificate, document or statement delivered pursuant hereto, shall survive (and not be affected in any respect by) the Closing, any investigation conducted by any party hereto and any information which any party may receive. Notwithstanding the foregoing, the representations and warranties contained in or made pursuant to this Agreement shall terminate on, and no claim or action with respect thereto may be brought after, the third anniversary of the Effective Date, except that the representations and warranties contained in Section 5(g) of this Agreement shall survive indefinitely. The representations and warranties which terminate on the third anniversary of the Effective Date, and the liability of any party with respect thereto pursuant to this Section 10, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which the appropriate party has been given written notice setting forth the facts upon which the claim for indemnification is based prior to the third anniversary of the Effective Date, as the case may be.

(a) The parties shall indemnify each other as set forth below:

(1) From and after the Closing and for a period of eighteen months following the Closing Date, subject to the provisions of this Section 10, each of the Principal, RES and RES Sub (individually and collectively, the “RES Group”) shall jointly and severally indemnify and hold harmless BOOM and BOOM’s past, present and future officers, directors, stockholders, employees, attorneys, and agents (and after the Closing, the Principal shall also indemnify RES) (collectively, the “BOOM Indemnified Parties”) from and against any Losses (as defined below) including, without limitation, any reasonable legal expenses to the extent arising from, relating to or otherwise in respect of (i) any inaccuracy or breach of any representation or warranty of the RES Group contained in Sections 5 or 13 of this Agreement (as of the date hereof, or as of the Closing Date and Effective Date) or of any representation, warranty or statement made in any schedule, certificate document or instrument delivered by the RES Group or any officer or any of them at or in connection with the Closing, in each case without giving effect to any materiality qualification (including qualifications indicating accuracy in all material respects), or (ii) the breach by the RES Group, of or failure by the RES Group to perform any of its covenants or agreements contained in this Agreement; provided, however, that (A) no member of the RES Group shall be responsible for any Losses with respect to the matters referred to in clauses (i) or (ii) of this Section 10(a), until the cumulative aggregate amount of all such Losses exceeds $500.00, in which event the RES Group shall then be liable for all such cumulative aggregate Losses, including the first $500.00. As used herein, “Losses” shall mean any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, payments, liabilities or obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and any fees, costs and expenses related thereto (net of any directly related insurance payments or recoveries received or to be received from third party insurers), and the term “legal expenses” shall mean the fees, costs and expenses of any kind incurred by any party indemnified herein and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim.

(2) From and after the Closing and for a period of eighteen months following the Closing Date, subject to the provisions of this Section 10, BOOM shall indemnify and hold harmless each member of the RES Group (collectively, the “RES Group Indemnified Parties”) from and against any Losses (including, without limitation, any reasonable legal expenses) to the extent arising from, relating to or otherwise in respect of (i) the inaccuracy or breach of any representation or warranty of BOOM contained in Sections 4 or 13 of this Agreement (as of the date hereof, or as of the Closing Date and Effective Date) or of any representation, warranty or statement made in any schedule, certificate document or instrument delivered by BOOM or an officer of BOOM at or in connection with the Closing, in each case without giving effect to any materiality qualification (including qualifications indicating accuracy in all material respects), or (ii) the breach by BOOM of or failure by BOOM to perform any of its covenants or agreements contained in this Agreement; provided, however, that BOOM shall not be responsible for any Losses with respect to the matters until the cumulative aggregate amount of such Losses exceeds $500.00, in which event BOOM shall then be liable for all such cumulative aggregate Losses, including the first $500.00.

(3) In order for a BOOM Indemnified Party or RES Group Indemnified Party (an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement, the Indemnified Party shall deliver notice of its claim for indemnification with reasonable promptness after determining to make such claim, to the RES Group or any member thereof (in the case of any indemnification claim under Section 10(a)(1)) or BOOM (in the case of any indemnification claim under Section 10(a)(2)). The failure by any Indemnified Party to notify the RES Group (or any member thereof) or BOOM, as the case may be, shall not relieve any relevant indemnifying party (each relevant member of the RES Group, or BOOM, as the case may be, being referred to herein as an “Indemnifying Party”) from any liability which he or it may have to such Indemnified Party under this Agreement, except to the extent that such claim for indemnification involves the claim of a third party against the Indemnified Party and the Indemnifying Party shall have been actually prejudiced by such failure. If an Indemnifying Party does not notify the Indemnified Party within 30 calendar days following receipt by it of such notice that such Indemnifying Party disputes its liability to the Indemnified Party under this Agreement, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of such Indemnifying Party under this Agreement and such Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If an Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, such Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in accordance with the terms of this Agreement.

(4) (i) If the claim involves a third party claim (a “Third Party Claim”), then the Indemnifying Party shall have the right, at its sole cost, expense and ultimate liability regardless of the outcome, and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnified Party), to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim; provided, however, that if in the Indemnified Party’s reasonable judgment a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, then the Indemnified Party shall be entitled to select counsel of its own choosing, reasonably satisfactory to the Indemnifying Party, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of such counsel.

(ii) Notwithstanding the preceding paragraph, if in the Indemnified Party’s reasonable judgment no such conflict exists, the Indemnified Party may, but will not be obligated to, participate at its own expense in a defense of such Third Party Claim by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless (A) in the case where only money damages are sought, the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or (B) in the case where equitable relief is sought, the Indemnified Party elects to participate in and jointly control the defense thereof.

(iii) Whenever the Indemnifying Party controls the defense of a Third Party Claim, the Indemnifying Party may only settle or compromise the matter subject to indemnification without the consent of the Indemnified Party if such settlement includes a complete release of all Indemnified Parties as to the matters in dispute and relates solely to money damages. The Indemnified Party will not unreasonably withhold consent to any settlement or compromise that requires its consent.

(iv) In the event the Indemnifying Party fails to timely defend, contest, or otherwise protect the Indemnified Party against any such claim or suit, the Indemnified Party may, but will not be obligated to, defend, contest, or otherwise protect against the same, and make any compromise or settlement thereof, and in such event, or in the case where the Indemnified Party jointly controls such claim or suit, the Indemnified Party shall be entitled to recover its costs thereof from the Indemnifying Party, including attorneys’ fees, disbursements and all amounts paid as a result of such claim or suit or the compromise or settlement thereof.

(v) The Indemnified Party shall cooperate and provide such assistance as the Indemnifying Party may reasonably request in connection with the defense of the matter subject to indemnification and in connection with recovering from any third parties amounts that the Indemnifying Party may pay or be required to pay by way of indemnification hereunder.

(b) The amount of Losses for which indemnification is provided hereunder shall be computed without regard to any insurance recovery related to such losses.

11. Nature of Representations. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and the other documents delivered at the Closing and not upon any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

12. Documents at Closing. At the Closing, the following documents shall be delivered:

(a) BOOM will deliver, or will cause to be delivered, to RES the following:

(1)  a certificate executed by the Chief Executive Officer of BOOM to the effect that all representations and warranties made by BOOM under this Agreement are true and correct as of the Closing and as of the Effective Date, the same as though originally given to RES or RES Sub on said date;

(2) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

(3) executed copy of the Articles of Merger for filing in Nevada;

(4) certified copies of resolutions adopted by the stockholders and directors of BOOM authorizing the Merger;

(5) all other items, the delivery of which is a condition precedent to the obligations of RES and RES Sub, as set forth herein; and

(b) RES and RES Sub will deliver or cause to be delivered to BOOM:

(1) stock certificates representing those securities of RES to be issued as a part of the Merger as described in Section 2 hereof;

(2) a certificate of the President of RES to the effect that all representations and warranties of RES made under this Agreement are true and correct as of the Closing;

(3) certified copies of resolutions adopted by RES’s Board of Directors authorizing the Merger and all related matters;

(4) executed copy of the Articles of Merger for filing in Nevada;

(5) such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement;

(6) written resignation of all of the officers and directors of RES pursuant to Section 2(c)(1);

(7) Stock Cancellation Agreement, signed by the Principal;

(8) Representation Letter signed by the Principal; and

(9) all other items, the delivery of which is a condition precedent to the obligations of BOOM, as set forth in Section 8 hereof.

13. Financial Advisory, Finder’s Fees or Legal Fees. The Principal, RES and RES Sub, jointly and severally, represent and warrant to BOOM, and BOOM represents and warrants to each of the Principal, RES and RES Sub, none of them, or any party acting on their behalf, has incurred any liabilities, either express or implied, to any financial advisor, broker or finder or similar person in connection with this Agreement or any of the transactions contemplated hereby.

14. Post-Closing Covenants.

(a) Financial Statements. After the Closing, RES shall timely file a current report on Form 8-K to report the Merger. In addition, for a period of twelve (12) months following the Closing, RES shall use its commercially reasonable efforts to timely file all reports and other documents required to be filed by RES under the Securities Exchange Act of 1934.

(b) Confidentiality. The Principal hereby agrees that, after the Closing, she shall not publicly disclose any confidential information of either RES, RES Sub or BOOM, and she shall not make any public statement or announcement regarding the Merger or the business, financial condition, prospects or operations of RES or BOOM, without the prior written consent of BOOM.

15. Miscellaneous.

(a) Further Assurances. At any time, and from time to time, after the Effective Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

(b) Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party (in its sole discretion) to whom such compliance is owed.

(c) Termination. This Agreement and all obligations hereunder (other than those under Section 7(a)) may be terminated (i) after December 31, 2007 at the discretion of either party if the Closing has not occurred by December 31, 2007 (unless the Closing date is extended with the consent of both BOOM and RES) for any reason other than the default hereunder by the terminating party, or (ii) at any time by the non-breaching party if any of the representations and warranties made herein by the other party have been materially breached.

(d) Amendment. This Agreement may be amended only in writing as agreed to by all parties hereto.

(e) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested to the last known address of the noticed party.

(f) Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h) Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

(i) Entire Agreement. This Agreement, and the attached Exhibits, is the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

(j) Time. Time is of the essence.

(k) Severability. If any part of this Agreement is deemed to be unenforceable, the balance of the Agreement shall remain in full force and effect.

(l) Responsibility and Costs. Whether the Merger is consummated or not, all fees, expenses and out-of-pocket costs, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such costs and expenses, unless the failure to consummate the Merger constitutes a breach of the terms hereof, in which event the breaching party shall be responsible for all costs of all parties hereto. The indemnification provisions of Section 10 shall not apply in the event of the termination of this Agreement prior to the Closing as a result of a breach hereof by either party.

(m) Inapplicability of Indemnification Provisions. The provisions contained in RES’s Articles of Incorporation and/or bylaws for indemnifying officers and directors of that company shall not apply to the representations and warranties made herein by the Principal or any officers of RES.

(n) Applicable Law. This Agreement shall be construed and governed by the internal laws of the State of Nevada.

(o) Jurisdiction and Venue. Each party hereto irrevocably consents to the jurisdiction and venue of the state or federal courts located in Los Angeles County, State of California, in connection with any action, suit, proceeding or claim to enforce the provisions of this Agreement, to recover damages for breach of or default under this Agreement, or otherwise arising under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

REEL ESTATE SERVICES INC.		TIME LENDING SUB, INC.

By:	By:
Linda Rutter, President		Bernie Lakin, President

THE PRINCIPAL		BOOMJ.COM, INC.

By:	By:
Linda Rutter		Robert McNulty, Chief Executive Officer